Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact:

CoTherix,	Inc.
Anne	Bowdidge
Senior	Director of Investor Relations

650-808-6551

CoTherix Reports First Quarter Results

Net Sales Increase 32 Percent Over Previous Quarter

South San Francisco, Calif., May 3, 2006 — CoTherix, Inc. (Nasdaq: CTRX) today reported results for the first quarter ended March 31, 2006. Net product sales from the Company’s Ventavis® Inhalation Solution in the first quarter of 2006 were $14.5 million, up 32 percent from $11.0 million in the fourth quarter of 2005.

“Our first quarter results reflect our growing commercial presence in the PAH marketplace as Ventavis has become an integral part of PAH therapy,” said Donald J. Santel, Chief Executive Officer of CoTherix, Inc. “Looking ahead, we have a solid clinical and development strategy in place to leverage the full commercial and therapeutic value of Ventavis and maintain our leadership position in the growing inhaled prostacyclin market that we’ve created in the U.S.”

Mr. Santel added, “We recently appointed Dr. Abhay Joshi as our Executive Vice President and Chief Technical Officer. Abhay brings with him significant technical and industry expertise, further strengthening our internal capabilities to enhance patient convenience and support future pipeline expansion.”

Recent Accomplishments

•	Achieved first quarter Ventavis net sales of $14.5 million, resulting in over $38 million in net sales since the commercial launch of Ventavis in late March 2005.

•	Initiated Phase III trial of Ventavis in combination with sildenafil citrate to evaluate the safety and efficacy of the products in combination. The trial will also include an arm to explore the efficacy of less frequent Ventavis dosing as suggested by peer-reviewed publications.

•	Enrolled first patient in the REVEAL Registry™.

•	Appointed Dr. Abhay Joshi as Executive Vice President and Chief Technical Officer.

•	Completed patient rollout of the portable I-neb™ Adaptive Aerosol Delivery® device manufactured and distributed by Respironics, Inc.

Financial Results

On a GAAP basis the Company reported a net loss of $3.9 million, or $0.14 per share, in the first quarter of 2006, as compared to a net loss of $8.1 million, or $0.37 per share, for the same period in 2005. On January 1, 2006, the Company adopted SFAS123(R) and is reporting employee stock-based compensation expense in its GAAP results. Excluding the impact of SFAS123(R), the Company reported a non-GAAP net loss of $2.2 million, or $0.08 per share, in the first quarter of 2006. The Company believes this non-GAAP financial information is useful in providing a better understanding of the Company’s operating performance.

Cost of product sales for the first quarter of 2006 was $3.6 million, or 25% of net product sales, for a gross margin of 75%. Our gross margin was higher than anticipated primarily due to the shipment of a portion of our previously written-down larger ampules of Ventavis. If it were not for the impact of shipping these ampules, which had no associated product costs, our gross margin for the quarter would have been lower by $328,000, or approximately 2% of net product sales. The Company continues to expect the full year gross margin to be between 70% and 72% of net product sales.

Operating expenses for the first quarter, including cost of product sales and non-cash stock-based compensation expense in accordance with SFAS123(R), were $19.5 million, compared to $8.7 million for the comparable period in 2005.

Selling, general and administrative expenses were $9.8 million for the first quarter, compared to $5.5 million in the same period of 2005. The increase in the first quarter of 2006 was attributable to costs associated with the commercialization of Ventavis, the initiation of the REVEAL Registry and general corporate growth. In addition, the non-cash, stock-based compensation expenses included therein increased to $1.2 million from $645,000 in the same period of 2005 due to the January 1, 2006 adoption of SFAS123(R).

Research and development expenses were $6.0 million for the first quarter, compared to $2.9 million in the same period of 2005. This increase was attributable to clinical trial activities and materials primarily for the VISION and ACTIVE trials and an increase in other development costs in 2006. In addition, the non-cash, stock-based compensation expenses included therein increased to $480,000 from $409,000 in the same period of 2005 due to the January 1, 2006 adoption of SFAS123(R).

As of March 31, 2006, CoTherix had cash, cash equivalents and securities available-for-sale of $97.9 million, a decrease of $4.9 million from December 31, 2005.

CoTherix’s management team will host a conference call to review its operating results for the first quarter ended March 31, 2006. A live webcast of the conference call on Wednesday, May 3, 2006 at 2:00 p.m. PT can be accessed by visiting the Investor Relations section of the Company’s website at www.cotherix.com. In addition, investors and other interested parties can listen by dialing domestic: (800) 309-2906 or international: (706) 634-0903. The passcode for both domestic and international callers is 8127798. A replay of the conference call will be available until 5:00 p.m. PT on May 13, 2006 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both domestic and international callers is 8127798. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.cotherix.com.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases, including PAH. CoTherix, REVEAL Registry and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG and I-neb is a trademark of Respironics, Inc. More information can be found at www.cotherix.com or www.4ventavis.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding the Company’s expectations, beliefs, hopes, goals, plans, intentions, initiatives or strategies, including statements regarding its strategy to capture the full commercial and therapeutic value of Ventavis and maintain a leadership position, capabilities to enhance patient convenience, potential pipeline expansion, clinical trial design and the range of cost of product sales for 2006. All forward-looking statements included in this press release are based upon information available to CoTherix as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. CoTherix’s actual results and other events could differ materially from its expectations. Factors that could cause or contribute to such differences include, among other things, CoTherix’s ability to increase sales of Ventavis; development and approval of the use of Ventavis for additional indications or in combination therapy; PAH patient market size and market adoption of Ventavis by physicians and patients; difficulties and delays in developing, testing, obtaining regulatory approval of, and producing and marketing any other products; competition from other pharmaceutical or biotechnology companies; and other factors discussed in the “Risk Factors” section of CoTherix’s Annual Report on Form 10-K for 2005 filed with the Securities and Exchange Commission.

CoTherix, Inc.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Quarter Ended March 31,
	2006	2005
	(unaudited)
Product sales, net	$14,453	$345

Operating expenses:
Cost of product sales (2)	3,643	316
Research and development (1) (2)	6,019	2,857
Selling, general and administrative (1) (2)	9,813	5,494

Total operating expenses	19,475	8,667

Loss from operations	(5,022)	(8,322)
Interest and other income, net	1,109	217

Net loss	$(3,913)	$(8,105)

Basic and diluted net loss per share	$(0.14)	$(0.37)

Weighted average shares used to compute basic and diluted net loss per share	28,479,366	21,705,450

__________

(1)    On January 1, 2006, the Company adopted SFAS123(R) and recorded stock-based employee compensation expense during the three months ended March 31, 2006. Prior to the adoption of SFAS123(R), the Company recorded stock-based employee compensation expense as amortization of deferred stock compensation. The following is a reconciliation of our GAAP and non-GAAP net loss:

Net loss (GAAP)	$(3,913)	$(8,105)
Stock-based employee compensation expense:
Stock-based compensation, SFAS123(R):
Research and development	480	—
Selling, general and administrative	1,188	—

Total	1,668
Amortization of deferred stock compensation:
Research and development	—	409
Selling, general and administrative	—	645

Total	—	1,054

Net loss excluding stock-based employee compensation (Non-GAAP)	$(2,245)	$(7,051)

Basic and diluted net loss per share, excluding stock-based employee compensation expense (Non-GAAP)	$(0.08)	$(0.32)

(2) Certain prior period amounts have been reclassified to be consistent with current period presentation.

CoTherix, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$21,505	$25,865
Securities available-for-sale	76,385	76,965
Interest receivable	1,132	965
Accounts receivable, net of allowance	2,650	2,390
Inventory, net	1,785	510
Prepaids and other current assets	2,497	2,216

Total current assets	105,954	108,911

Restricted cash	47	95
Property and equipment, net	1,540	1,572
Acquired product rights, net	7,875	8,100

Total assets	$115,416	$118,678

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$8,911	$10,178
Long-term liabilities	174	197
Total stockholders’ equity	106,331	108,303

Total liabilities and stockholders’ equity	$115,416	$118,678

(1)	The condensed balance sheet as of December 31, 2005 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by accounting principles accepted in the United States for complete financial statements.